For Immediate Release

Contact: Andrew M. O’Shea Chief Financial Officer 860.298.0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces Second Quarter 2005 Results

Three Month Year on Year Revenues up 71%

New York, NY – August 12, 2005 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced results of operations for the three and six months ended June 30, 2005.  For the three months ended June 30, 2005, revenues totaled $2,401,000; a 71% increase from revenues of $1,404,000, as was reported for the three month period ended June 30, 2004. This amount includes an increase in monthly subscription revenue for the Company’s cable-based Internet access and television services of $998,000, or 80.5%, year-over-year. For the three months ended June 30, 2005, the Company incurred a net loss applicable to common shares of $2,365,000, or $0.27 per basic and diluted share, as compared to a net loss applicable to common shares of $1,484,000, or $0.18 per basic and diluted share, for the three months ended June 30, 2004.  The current quarter’s loss per share was based on 8,834,000 weighted average shares outstanding for the period, which does not include the 4,500,000 shares of Series B Convertible Preferred Stock that are convertible into the Company’s Common Stock on a share-for-share basis. In the prior year’s second quarter, the loss per share was based on 8,467,000 weighted average shares outstanding.

For the six months ended June 30, 2005, revenues totaled $4,632,000; a 66.5% increase from the six-month period ended June 30, 2004, and includes a $2,000,000, or 85.8%, increase in monthly subscription revenue, year-over-year. The Company’s net loss for the six months ended June 30, 2005 was $4,355,000. After deducting $113,000 in preferred dividends and $10,781,000 of charges relating to the beneficial conversion feature of the Series B Preferred Stock issued in January 2005, the loss for the six-month period ended June 30,2005 was $15,249,000, or $1.73 per basic and diluted share, based on 8,823,000 weighted average shares outstanding, not including the weighted average 4,125,000 shares of Series B Convertible Preferred Stock that are convertible into the Company’s Common Stock on a share-for-share basis. These results compare to a net loss of $2,265,000, or $2,401,000 after preferred dividends for the six months ended June 30, 2004. The prior year’s loss was $0.38 per share, basic and diluted, based on 6,338,000 weighted average shares outstanding. The non-cash beneficial conversion feature increased our current year-to-date net loss per share by $1.22.

This period’s revenue increases were achieved primarily through increased numbers of Internet service subscribers through “AKADO”, Moscow CableCom’s wholly owned subsidiary in Moscow, Russia. As of June 30, 2005, AKADO had 21,104 active subscribers for its Internet access services, which represents a 10.3% quarterly increase and a 31.4% increase, year-to-date. AKADO also had more than twice the number of Internet customers at the end of this period than it had a year earlier. Such subscriber growth was achieved from within the 225,631 homes passed by AKADO’s growing hybrid-fiber coaxial network in Moscow, which represents a 13.7% expansion, year-to-date.

Warren L. Mobley, the Company’s President and Chief Executive Officer stated, “We are pleased to report continued growth in sales, particularly for a period that was exceptionally challenging due to the temporary suspension of marketing efforts for our cable television services. The marketplace continues to respond very strongly to our competitive offerings in high-speed Internet services at several throughput levels, and we expect the third quarter to begin reflecting growth in our cable television subscribers, in spite of a seasonally slow time. Our progress in obtaining regulatory permissions to construct, design and expand our “last mile” access network, particularly in new administrative regions where we have not previously had a presence, is expected to broaden our platform for more accelerated, longer-term subscriber growth for our cable television and Internet services.  Our progress will be evident beginning in and beyond the third quarter.”

About Moscow CableCom

Moscow CableCom Corp (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  At present, no other company in Moscow is providing a full range of residential broadband services. For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may contain words such as “expects,” “anticipates,” “plans,” believes,” “projects” and words of similar meaning. These statements relate to our future business and financial performance, including AKADO's development, including its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and its ability to raise funds for AKADO's development. These statements are based on management's best assessment of Moscow CableCom's and AKADO's strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties. The actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of AKADO, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Transition Report on Form 10-K for the ten-month period ended December 31, 2004 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

MOSCOW CABLECOM CORP.
Consolidated Condensed Balance Sheets
(In thousands, except per share data)

	June 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,801	$ 1,817
Marketable securities	4,786	-
Accounts and other receivables, less allowance for doubtful accounts of $96 and $90	96	192
Inventories	942	681
Taxes receivable	2,210	1,751
Prepaid expenses and other current assets	3,105	1,291

Total current assets	30,940	5,732
Property, plant and equipment, net	19,092	17,019
Construction in progress and advances	6,336	4,547
Prepaid pension expense	5,019	4,927
Intangible assets, net	5,153	5,456
Goodwill	5,115	5,115
Investment in Institute for Automated Systems	7,442	7,585
Other assets	1,668	1,383

Total assets	$80,765	$51,764
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$ 598	$ 4,598
Payable to affiliate	455	1,584
Accounts payable	1,854	1,884
Accrued liabilities	3,099	2,666

Total current liabilities	6,006	10,732
Long-term debt, less current maturities	20,788	2,371
Other long-term obligations	1,351	1,212
Deferred income taxes	4,266	4,353

Total liabilities	32,411	18,668
Commitments and contingencies
Stockholders’ equity:
Series A cumulative convertible preferred stock, no par value; authorized 800,000 shares; 150,144 shares issued and outstanding; liquidation preference $18.75 per share	2,792	2,792
Series B convertible preferred stock, $.01 par value; authorized 25,000,000 shares, issued and outstanding 4,500,000 shares	45	-
Common stock, $.01 par value; authorized 40,000,000 shares; issued and outstanding 8,834,065 and 8,799,541 shares, respectively	88	88
Treasury stock, at cost, 24,500 shares	(180)	(180)
Additional paid-in capital	65,708	35,246
Accumulated deficit	(20,099)	(4,850)

Total stockholders’ equity	48,354	33,096

Total liabilities and stockholders’ equity	$80,765	$51,764

MOSCOW CABLECOM CORP.

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Sales and revenues
Subscription fees, connection fees and equipment sales	$2,349	$1,363	$4,538	$2,563
Other	52	41	94	219

Total revenue	2,401	1,404	4,632	2,782

Cost of sales
Services from related party	432	322	803	619
Salaries and benefits	298	52	573	353
Depreciation and amortization	428	346	842	649
Other	466	609	894	858

Total cost of sales	1,624	1,329	3,112	2,479

Gross margin	777	75	1,520	303

Operating expenses
Salaries and benefits	1,421	847	2,724	1,626
Depreciation	109	92	209	211
General and administrative	1,459	827	2,488	1,752

Total operating expenses	2,989	1,766	5,421	3,589

Loss from operations	(2,212)	(1,691)	(3,901)	(3,286)

Equity in losses of Institute for Automated Systems	(86)	(39)	(143)	(171)
Investment income and other income	342	272	591	628
Interest expense	(654)	(69)	(1,233)	(129)
Foreign currency translation (loss) gain	(72)	52	(75)	45

Loss before income taxes	(2,682)	(1,475)	(4,761)	(2,913)
Income tax benefit	374	56	406	123
Losses of subsidiaries prior to consolidation	-	-	-	525

Net loss	(2,308)	(1,419)	(4,355)	(2,265)
Preferred dividends	(57)	(65)	(113)	(136)
Beneficial conversion feature	-	-	(10,781)	-

Net loss applicable to common shares	$(2,365)	$(1,484)	$(15,249)	$(2,401)

Earnings per common share:
Basic and diluted	$(0.27)	$(0.18)	$(1.73)	$(0.38)